Exhibit 99.4

NEWS

Contact:	Media: Mark Truby 313.323.0539 (Cell) 313.663.6887 mtruby@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

IMMEDIATE RELEASE

FORD MOTOR COMPANY SUBMITS BUSINESS PLAN TO CONGRESS;
PROFIT TARGET, ELECTRIC CAR STRATEGY AMONG NEW DETAILS

•	Based on current business planning assumptions, Ford expects both its overall and its North American Automotive business pre-tax results to be breakeven or profitable in 2011

•
Ford provided initial details of an accelerated vehicle electrification plan for a family of hybrids, plug-in hybrids and battery electric vehicles.  The plan includes a Ford full battery electric vehicle (BEV) in a van-type vehicle for commercial fleet use in 2010 and a BEV sedan in 2011

•	Ford’s plan calls for an investment of approximately $14 billion in the U.S. on advanced technologies and products to improve fuel efficiency during the next seven years

•	Ford said it will sell its corporate aircraft as part of its overall cash improvement plan

DEARBORN, Mich., Dec. 2. 2008 – Ford Motor Company this morning submitted to Congress its comprehensive business plan, which details the company’s plan to return to profitability and outlines a request for potential access to a temporary bridge loan in case the current economic crisis worsens or there is a bankruptcy of a major competitor.

In the plan, Ford said the transformation of its North American automotive business will continue to accelerate through aggressive restructuring actions and the introduction of more high-quality, safe and fuel-efficient vehicles – including a broader range of hybrid-electric vehicles and the introduction of advanced plug-in hybrids and full electric vehicles.

Ford is asking for access to up to $9 billion in bridge financing, but reiterated that it hopes to complete its transformation without accessing the loan should Congress agree to make the funds available.

Despite the serious global economic downturn, Ford said it does not anticipate a liquidity crisis in 2009 – barring a bankruptcy by one of its domestic competitors or a more severe economic downturn that would further cripple automotive sales and create additional cash challenges.

“For Ford, government loans would serve as a critical backstop or safeguard against worsening conditions, as we drive transformational change in our company,” said Ford President and CEO Alan Mulally, who will testify before Congress this week.

In the plan submitted to Congress, Ford reiterated that its One Ford transformation plan remains fully in place, anchored by four key priorities:

•	Aggressively restructure to operate profitably at the current demand and changing model mix;

•	Accelerate development of new products our customers want and value;

•	Finance our plan and improve our balance sheet; and

•	Work together effectively as one team, leveraging our global assets.

“Ford is committed to building a sustainable future for the benefit of all Americans,” Mulally said.  “We believe Ford is on the right path to achieve this vision.

“We appreciate the valid concerns raised by Congress about the future viability of the industry,” he added.  “We hope that our submission today helps instill confidence in Ford’s commitment to change, including our accountability and shared sacrifice during this difficult economic period.”

Ford’s submission to Congress included new details about Ford’s future plans and forecasts, including:

•
Based on current business planning assumptions – including U.S. industry sales for 2009, 2010 and 2011 of 12.5 million units, 14.5 million units and 15.5 million units, respectively – Ford expects both its overall and its North American automotive business pre-tax results to be breakeven or profitable in 2011, excluding any special items.

•
As part of a continuing focus on building the Ford brand, the company said it is exploring strategic options for Volvo Car Corporation, including the possible sale of the Sweden-based premium automaker.  The strategic review is in line with a broad range of actions Ford is taking to strengthen its balance sheet and ensure it has the resources to fund its plan.  Since 2007, Ford has sold Aston Martin, Jaguar, Land Rover and the majority of its stake in Mazda.

•	Ford’s plan calls for an investment of approximately $14 billion in the U.S. on advanced technologies and products to improve fuel efficiency during the next seven years.

•
Half of the Ford, Lincoln and Mercury light-duty nameplates by 2010 will qualify as “Advanced Technology Vehicles” under the U.S. Energy Independence and Security Act – increasing to 75 percent in 2011 and more than 90 percent in 2014.  Ford said it has included these projects in its application to the Department of Energy for loans under that Act and hopes to receive $5 billion in direct loans by 2011 to support Ford’s investment in advanced technologies and products.

•
From its largest light duty trucks to its smallest cars, Ford will improve the fuel economy of its fleet an average of 14 percent for 2009 models, 26 percent for 2012 models and 36 percent for 2015 models – compared with the fuel economy of its 2005 fleet.  Overall, Ford expects to achieve cumulative gasoline fuel savings from advanced technology vehicles of 16 billion gallons from 2005 to 2015.

•
Next month at the North American International Auto Show in Detroit, Ford will discuss in detail the company’s accelerated vehicle electrification plan, which includes bringing to market by 2012 a family of hybrids, plug-in hybrids and battery electric vehicles.  The work will include partnering with battery and powertrain systems suppliers to deliver a full battery electric vehicle (BEV) in a van-type vehicle for commercial fleet use in 2010 and a BEV sedan in 2011.  Ford said it will develop these vehicles in a manner that enables it to reduce costs and ultimately make BEVs more affordable for consumers.

•
The 2007 UAW-Ford negotiations resulted in significant progress being made in reducing the company’s total labor cost.  Given the present economic crisis and its impact upon the automotive industry, however, Ford is presently engaged in discussions with the UAW with the objective to further reduce its cost structure and eliminate the remaining labor cost gap that exists between Ford and the transplants.

•
As previously was announced, Ford plans two additional plant closures this quarter and four additional plant closures between 2009 and 2011.  The company also has announced its intent to close or sell what will be four remaining ACH plants.  The company said it will continue to aggressively match manufacturing capacity to real demand.

•
Ford will continue to work to reduce its dealer and supplier base to increase efficiency and promote mutual profitability.  By year end, Ford estimates it will have 3,790 U.S. dealers, a reduction of 606 dealers overall – or 14 percent from year-end 2005 – including a reduction of 16 percent in large markets.  In addition, Ford has been able to reduce the number of production suppliers eligible for major sourcing from 3,400 in 2004 to approximately 1,600 today, a reduction of 53 percent.  Ford eventually plans to further reduce the number of suppliers eligible for major sourcing to 750.

•
Ford also confirmed today that it has decided to sell its five corporate aircraft.  In addition, Ford CEO Mulally announced that, should Ford need to access funds from a potential government bridge loan, he would work for a salary of $1 a year – as a sign of his confidence in the company’s transformation plan and future.

Ford also reiterated that it is canceling all bonuses to be paid in 2009 for all management employees worldwide and foregoing bonuses for all employees in North America.  The company also will not pay merit increases for North America salaried employees in 2009.

Ford said it is moving fully ahead with plans it announced this summer to leverage the company’s global product strengths and bring more smaller, fuel-efficient vehicles to the U.S.  The plan includes delivering best-in-class or among the best fuel economy with every new vehicle introduced.  Ford also is introducing industry-leading, fuel-saving EcoBoost engines and doubling the number and volume of hybrid vehicles.

This product acceleration will result in a balanced product portfolio with a complete family of small, medium and large cars, utilities and trucks.   Ford said it is increasing its investment in cars and crossovers from approximately 60 percent in 2007 to 80 percent of its total product investment in 2010.

“Ford has a comprehensive transformation plan that will ensure our future viability – as evidenced by our profitability in the first quarter of 2008,” Mulally said.  “While we clearly still have much more work to do, I am more convinced than ever that we have the right plan that will create a viable Ford going forward and position us for profitable growth.”

To read Ford’s submission to the U.S. Congress and for more information about Ford’s plan, please visit www.thefordstory.com.

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Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, United States, manufactures or distributes automobiles in 200 markets across six continents.  With about 224,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	A further increase in or acceleration of the market shift away from sales of trucks, SUVs, or other more profitable vehicles, particularly in the United States;
•	Further significant decline in industry sales, resulting from slowing economic growth, geo-political events, or other factors;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Further increases in the price for, or reduced availability of, fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers of the type that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement the Retiree Health Care Settlement Agreement to fund and discharge UAW hourly retiree health care obligations;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business, or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Inability of Ford Credit to obtain an industrial bank charter or similar banking status;
•
Inability of Ford Credit to access debt, securitization or derivative markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption, or otherwise;

•	A prolonged disruption of the debt and securitization markets;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
•	Inability to implement our plans to further reduce structural costs and increase liquidity.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A. Risk Factors” in our 2007 Form 10-K Report and our third quarter 2008 Form 10-Q Report.